Exhibit 99.3

DIGIRAD CORPORATION

The Corporate Governance Committee Charter

As Amended on February 29, 2012

Status

The Corporate Governance Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Digirad Corporation (the “Company”).

Membership

The Committee shall consist of no fewer than two members. All members shall be independent in accordance with independence requirements of the Nasdaq Stock Market and the standards established by the Board from time to time.

Committee members shall be elected by the Board at the annual meeting of the Board (typically on or immediately prior to the Company’s annual meeting of stockholders) and shall serve until their successors are elected and qualified. Committee members may be removed at any time by vote of the Board.

All non-management members of Board must, within one year from the date of the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”), own an amount the Company’s common stock equal to the annual cash retainer generally payable to such non-management directors.  A member who fails to meet the aforementioned ownership guidelines shall not be re-nominated at the following annual meeting of stockholders. Notwithstanding the foregoing requirement, if a member is prevented from making open market purchases of the Company’s common stock during the year in an amount necessary to meet the aforementioned requirement, due to the fact that the Company’s trading window is closed or for other reasons not under the control of a member, then a member shall not be precluded from being re-nominated at any given annual meeting of stockholders.

Structure and Meetings

The Committee shall meet at least twice each year. The Committee may establish its own schedule for meetings, which it will provide the Board in advance. The formal requirements for committee meetings are set forth in our Bylaws.

Responsibilities

The Committee is responsible for considering and making recommendations to the Board concerning the appropriate composition, size, functions and needs of the Board and its committees. The Committee may, at its sole discretion, engage director search firms and has the sole authority to approve the fees and other retention terms with respect to any such firms. The Committee also has the authority, as necessary and appropriate, to consult with outside advisors to assist in their duties to the Company. This responsibility includes:

●	developing and recommending to the Board and periodically reviewing the criteria for Board membership; criteria should include, among other things, integrity, independence, diversity of experience, familiarity with the Company’s industry, other professional commitments and the ability to exercise sound judgment;

●	considering, recommending and recruiting candidates to fill new positions on the Board;

●	reviewing candidates recommended by stockholders;

●	conducting appropriate inquiries into the backgrounds and qualifications of candidates;

●	recommending the Director nominees for approval by the Board and the stockholders;

●	considering matters of corporate governance and developing and recommending to the Board and implementing a set of corporate governance principles applicable to the Company;

●	monitoring the stock ownership program; and

●	overseeing the evaluation of the Board and its committees.

The Committee’s additional functions are:

●	to advise the Board on candidates for the position of Chairman of the Board and to conduct investigations of those candidates as the Committee and the Board may deem appropriate;

●	to consider questions of possible conflicts of interest of Board members and of our senior executives;

●	to monitor and recommend the functions of the various committees of the Board;

●	to recommend members of the committees;

●	to make recommendations on the structure of Board meetings;

●	to recommend matters for consideration by the Board; and

●	to prepare an annual performance evaluation of the Committee.

Assignment and Rotation of Committee Members and Chairman

In exercising its responsibility to make recommendations to the Board concerning the appropriate composition of the Board and its committees, the Committee will be governed by the Company’s Board rotation policy.  Accordingly, each member of each of the Board’s committees should be considered for rotation when he or she attains five consecutive years on a particular committee and each committee chair should be considered for rotation every five years, initially from the 2012 Annual Meeting.  In making its recommendation, the Committee shall be permitted to take into consideration exceptional circumstances, such as the impact of the Company’s compliance with Nasdaq Stock Market, Inc. Marketplace Rules and applicable securities regulations, which would render the rotation of certain committee members not in the best interests of the Company’s stockholders.

The Company’s director rotation policy also requires that the Chairman should be appointed (or re-appointed) annually upon recommendation by the Committee.  The Chairman should be considered for rotation every five years, initially from the date of the 2012 Annual Meeting.  In making its recommendation for rotation of the Chairman, the Committee will take into consideration exceptional circumstances that would render the rotation of the Chairman not in the best interests of the Company’s stockholders.

In addition to all these responsibilities, the Board from time to time may prescribe other duties and responsibilities for the Committee. All powers of the Committee are subject to the restrictions designated in the Company’s Bylaws and by applicable law.